Exhibit 99.1


                             FOR IMMEDIATE RELEASE

                       HALLMARK FINANCIAL SERVICES, INC.
                     SECOND QUARTER 2005 EARNINGS RESULTS


 FORT WORTH, Texas, (August 4, 2005) - Hallmark Financial Services, Inc. today reported operating results for the second quarter ended June 30, 2005. During the second quarter of fiscal 2005, total revenues of the Company were $17.8 million, representing a 13.6% increase over the $15.7 million in total revenues for the comparable period of fiscal 2004. For the first six months of fiscal 2005, total revenues of the Company were $35.2 million, representing a 12.1% increase over the $31.4 million in total revenues for the comparable period in fiscal 2004. For the three months ended June 30, 2005, the Company reported net income of $2.0 million, representing a 34.2% increase over the $1.5 million reported in the second quarter of 2004. For the first six months of fiscal 2005, the Company reported net income of $3.8 million, representing a 31.5% increase over the $2.9 million reported in the comparable period in fiscal 2004. On a diluted per share basis, net income was $0.03 and $0.07 for the three and six months ended June 30, 2005, respectively, as compared to $0.04 and $0.07 for the same period in the prior year. During the second quarter of 2005 the Company issued 50.0 million shares in a shareholder rights offering, which diluted the per share results in 2005 as compared to 2004.

 "The record earnings for the second quarter of 2005 reflect the continued success of initiatives implemented in fiscal 2003 and 2004," stated Mark E. Schwarz, Chief Executive Officer. "We expect future operations to be further enhanced by recent infusions of capital, which have strengthened the financial condition and underwriting capacity of the Company, as well as by the current restructuring of our insurance subsidiaries under each of our operating units," Mr. Schwarz continued.

 "The increase in total revenues for the quarter ended June 30, 2005, as compared to the second quarter of fiscal 2004, was primarily attributable to increased premium retention by the Personal Lines Group as a result of changes in reinsurance arrangements and to the combined impact of increased premium volume and improved commission terms in the Commercial Lines Group," stated Mark J. Morrison, Chief Operating Officer & Chief Financial Officer. "The increase in net income for the second quarter of 2005 versus the same period in 2004 reflects continuing favorable loss development as a result of ongoing initiatives to improve underwriting performance in both operating units, increased premium retention by the Personal Lines Group and additional commission revenue in the Commercial Lines Group," Mr. Morrison concluded.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                For further information, please contact:
        Mark J. Morrison, Chief Operating Officer at 817.348.1600
                           www.hallmarkgrp.com

                       Hallmark Financial Services, Inc.
                     Consolidated Statements of Operations
                                 (Unaudited)
                   ($ in thousands, except per share amounts)


                                    Three Months Ended     Six Months Ended
                                          June 30                June 30
                                    ------------------     ------------------
                                      2005       2004        2005       2004
                                    -------    -------     -------    -------
 Gross premiums written            $  8,839   $  7,011    $ 19,473   $ 15,764
 Ceded premiums written                   -          1           -         25
                                    -------    -------     -------    -------
   Net premiums written               8,839      7,012      19,473     15,789
   Change in unearned premiums          824        932         230        419
                                    -------    -------     -------    -------
   Net premiums earned                9,663      7,944      19,703     16,208

 Investment income, net of expenses     451        344         862        623
 Realized loss                          (41)         -         (41)         -
 Finance charges                        509        536       1,049      1,083
 Commission and fees                  5,628      5,295      10,440     10,490
 Processing and service fees          1,570      1,524       3,204      3,004
 Other income                             5          7          13         15
                                    -------    -------     -------    -------
   Total revenues                    17,785     15,650      35,230     31,423

 Losses and loss adjustment expenses  5,515      4,422      11,541      9,649
 Other operating costs and expenses   9,150      9,004      17,855     17,443
 Interest expense                       102         21         105         45
 Amortization of intangible asset         7          7          14         14
                                    -------    -------     -------    -------
   Total expenses                    14,774     13,454      29,515     27,151

 Income before tax                    3,011      2,196       5,715      4,272

 Income tax expense                   1,007        703       1,896      1,367
                                    -------    -------     -------    -------
 Net income                        $  2,004   $  1,493    $  3,819   $  2,905
                                    =======    =======     =======    =======

 Net income per share:
     Basic                         $   0.03   $   0.04    $   0.08   $   0.07
                                    =======    =======     =======    =======

     Diluted                       $   0.03   $   0.04    $   0.07   $   0.07
                                    =======    =======     =======    =======